Exhibit 10.9

RETIREMENT PLAN FOR

THIRD COUNTRY NATIONAL EMPLOYEES

OTIS WORLDWIDE CORPORATION

i

PREAMBLE

Purpose

The Retirement Plan for Third Country National Employees of Otis Worldwide Corporation (the “Plan”) is hereby established effective as of the date of Spin-off (the “Effective Date”) to provide certain employees with retirement benefits, including benefits accrued but not yet paid under the UTC TCN Plan.

Spin-off from UTC

On November 26, 2018, United Technologies Corporation (“UTC”) announced its intention to separate into three independent companies, UTC, the Corporation and Carrier Global Corporation (“Carrier”), through spin-off transactions expected to be completed by mid-year 2020.  The transaction by which the Corporation ceased to be a subsidiary of UTC is referred to herein as the “Spin-off.” In connection with the Spin-off, and pursuant to the terms of the Employee Matters Agreement by and among the Corporation, UTC, and Carrier (the “Employee Matters Agreement”), the Corporation and the Plan assumed all obligations (to the extent not yet paid) under the UTC TCN Plan with respect to “Otis Group Employees” and “Former Otis Group Employees” (as such terms are defined in the Employee Matters Agreement, and collectively referred to as “Otis Employees”). Any benefits due under the UTC TCN Plan with respect to Otis Employees or Beneficiaries of Otis Employees are now the responsibility of the Corporation and this Plan, and any such benefits accrued but not yet paid under the UTC TCN Plan, will be administered and paid under the terms of this Plan.  All distribution elections and designations of Beneficiary made under the UTC TCN Plan by an Otis Employee or Beneficiary of an Otis Employee and in effect immediately prior to the Effective Date will continue to apply and shall be administered under this Plan, until such election or designation expires or is otherwise changed or revoked in accordance with the terms of the Plan.

ARTICLE I - DEFINITIONS

Administrator means the Otis Employee Benefit Plan Committee, who is to perform the administrative functions of this Plan, as established in accordance with the Article IX of this Plan.

Annual Earnings in respect of any calendar year shall mean the base compensation plus incentive compensation paid by the Employer to an employee (whether or not he qualifies as an Eligible Employee) for services rendered to the Employer. Specific examples of exclusions are awards, foreign service premiums and allowances, tax equalization adjustments, equity awards, contributions to employee benefit plans, and reimbursement or payments in lieu thereof. Foreign exchange calculations use the Foreign Exchange Rate.

Beneficiary means the person, persons or entity designated in writing by a Participant to receive the value of his or her Plan Benefit in the event of the Participant’s death, in accordance with the terms of this Plan.

Corporation means the Otis Worldwide Corporation.

Earnings shall have the same meaning as Annual Earnings.

Eligible Employee means any person on the active employment rolls of the Employer, who had been designated by the Employer as a Third Country National employee eligible for participation in the Plan. It shall also include any person on the payroll of another company who at the same time receives salary from the Employer and whose principal duties consist of working for or on behalf of the Employer and who had been so designated. An employee who is, or becomes, a United States (U.S.) Citizen or U.S. Person (as such terms are generally defined), or nonresident alien performing services in the U.S.  shall be ineligible to participate in the Plan.

Employer means Otis Worldwide Corporation, including any affiliated or subsidiary companies.

Final Average Earnings shall mean the average of a participant’s Annual Earnings in the 5 consecutive calendar years which produce the highest average; provided, that such 5 consecutive calendar years shall be years included within the period of 10 consecutive calendar years up to and including the calendar year in which his attainment of Normal Retirement Age or Deferred Retirement Age if later, or earlier cessation of employment with the Employer occurs; provided further, that if a Participant’s attainment of Normal Retirement Age or earlier cessation of employment with the Employer occurs prior to the end of the calendar year, his Annual Earnings for such calendar year shall be determined as though his annual rate of basic remuneration on the first day of the month in which he attains his Normal Retirement Age, or in which his earlier cessation of employment occurs, were payable for the remainder of such calendar year.

Notwithstanding the foregoing, for purposes of determining the Participant’s Final Average Earnings, Annual Earnings shall be frozen as of December 31, 2014. Annual Earnings paid on and after January 1, 2015 shall be excluded for purposes of determining the Participant’s Final Average Earnings.

Foreign Exchange Rate is the average of the exchange rates as published in the Wall Street Journal for the first business day of the month for the 36 months prior to the Participant’s Retirement Date or earlier cessation of employment.

Group Annuity Contract means a contract issued by the Insurer providing for the payment of Retirement Benefits to participants who become entitled to such benefits in accordance with the provisions of this Plan.

Insurer means a legal reserve life insurance company duly licensed to do business in Bermuda.

Interest Rate shall mean the average 30-year U.S. Treasury yield in effect for November prior to the Plan Year.

Monthly Interest Rate shall mean, for a month, the Interest Rate for the Plan Year in which the month falls converted to the monthly rate that, when compounded monthly throughout the Plan Year, equals the Interest Rate. Thus, the Monthly Interest Rate equals [(1 + Interest Rate) ^ (1/12)] – 1.

Participant means an Otis Employee who was a participant in the UTC TCN Plan as of the Spin-off date.

Plan means the Retirement Plan for Third Country National Employees of Otis Worldwide Corporation.

Retired Participant means a former participant who is retired under this Plan, including an Otis Employee in the UTC TCN Plan as of the Spin-off date, who was retired under the UTC TCN Plan, and who is receiving Retirement Benefits provided for hereunder.

Retirement Benefits means the monthly payments to which a Participant shall become entitled hereunder. Foreign exchange calculations use the Foreign Exchange Rate.

Social Security Amount shall mean the estimated annual unreduced Primary Insurance Amount (as defined under the U.S. Social Security Act) which the participant could expect to receive commencing on the first day of the month coincident with or next following his 65th birthday or actual retirement date if later, as though he had been covered under the U.S. Social Security Act as in effect on the Participant’s actual Retirement Date, or earlier cessation of employment with the Employer. The Primary Insurance Amount shall be calculated on the basis of full working lifetime and level future salaries, prorated by actual years of Credited  Service. Each level future salary is equal to the most recent historical Annual Earnings paid to the employee. Past Annual Earnings, if not available, are estimated by projecting backwards at 6%.

Notwithstanding the foregoing, where applicable, a Participant’s Social Security Amount was determined under the UTC TCN Plan, but in no case later than December 31, 2014, and will not increase after said date.

Spouse shall mean the person who is legally married to a Participant or former Participant.

UTC TCN Plan means the Retirement Plan for Third Country National Employees of United Technologies Corporation.

ARTICLE II - CREDITED SERVICE

1.
Credited Service shall mean the number of full years of Continuous Service with the Employer from the date of inclusion in this Plan (including the UTC TCN prior to Spin-off), and fractions thereof to the nearest month, completed by the Participant to the earlier of his date of termination of employment and the date he is no longer designated by the Employer as a member of this Plan. Credited Service for purposes of benefits accrued prior to January 1, 2015 shall be limited to Continuous Service performed prior to January 1, 2015.

2.
Continuous Service shall mean a period of uninterrupted employment of an Eligible Employee with the Employer, provided, however, that Continuous Service with the Employer shall not be broken in the event of:

(a)	Absence with the consent of the Administrator during any period not in excess of one year, except that the Administrator may consent to extend the period of leave.

(b)	Absence from work because of occupational injury or disease, or other disability, whether or not incurred as a result of employment with the Employer.

3.	In interpreting Section 2 above, the Administrator will apply uniform rules in a like manner to all Participants under similar circumstances.

4.
A Participant shall not accrue Credited Service for any absence described in Section 2 (a) above, but shall retain Credited Service accrued prior to such absence. Upon return to employment after an approved absence, the Participant shall again accrue Credited Service.

5.
A Participant shall continue to accrue Credited Service for any absence described in Section 2 (b) above. For purposes of determining the Participant’s Retirement Benefit, the Participant’s earnings history shall be frozen as of the last date of employment prior to his absence due to disability. Adjustments to Earnings realized after the Participant returns to active employment status shall be included in the determination of Final Average Earnings.

6.
Failure to return to the employ of the Employer by the end of any period specified in Section 2 above shall be considered a termination of employment. Any other absence shall be considered a termination of employment. Any Participant whose employment has been terminated shall be ineligible for readmission to the Plan.

7.	Credited Service for purposes of benefits accrued prior to January 1, 2015 shall not accrue on and after January 1, 2015.

ARTICLE III - PARTICIPATION

1.	Eligibility Each Otis Employee who was a participant in the UTC TCN Plan as of the Spin-off date shall be a Participant under this Plan. The Plan is closed to new entrants as of its establishment.

2.
Employment Classification

Only employees who have been designated Third Country National employees shall be eligible for inclusion in the Plan.  An employee who is a United States (U.S.) Citizen or U.S. Person (as such terms are generally defined), or nonresident alien performing services in the U.S. shall be ineligible to participate in the Plan.

ARTICLE IV - RETIREMENT DATES

1.	Normal Retirement Age Normal Retirement Age shall mean the 65th anniversary of his date of birth.

2.	Normal Retirement Date A Participant’s Normal Retirement Date shall be the first day of the month coincident with or next following the 65th anniversary of his date of birth.

3.
Early Retirement Date

With the consent of the Administrator, a participant may elect to retire on an Early Retirement Date which shall be the first day of any month as specified by the Participant which shall be the latest of:

(a)	completion of 10 years of Continuous Service, and

(b)	attainment of age 55, and

(c)	termination of employment with the Employer.

4.
Deferred Retirement Date

With the consent of the Administrator, a Participant may continue his employment beyond his Normal Retirement Date. Such a Participant’s Deferred Retirement Date shall be the first day of the month coincident with or next following the Participant’s termination of employment.

ARTICLE V - RETIREMENT BENEFITS

1.
Normal Retirement Benefit for Benefits Accrued Prior to January 1, 2015

A Participant who retires from the Employer in accordance with Section 2 of Article IV shall receive a monthly Normal Retirement Benefit in the amount equal to one-twelfth of (a) plus (b), where:

(a)
is the sum of (i) the product of 1.5% of the Participant’s Final Average Earnings and his years of Credited Service completed before January 1, 1978; ( ii) the product of 2% of the Participant’s Final Average Earnings and his years of Credited Service completed after December 31, 1977 not in excess of 20 and (iii) the product of 1% of the Participant’s Final Average Earnings and his years of Credited Service completed after December 31, 1977 in excess of 20; and

(b)	is the product of (i) 1.5% multiplied by the Participant’s years of Credited Service (maximum of 33 1/3 years), and (ii) the Participant’s Social Security Amount.

2.
Normal Retirement Benefit for Benefits Accrued On and After January 1, 2015 – Cash Balance Benefit

A Participant who retires from the Employer in accordance with Section 2 of Article IV shall receive a monthly Normal Retirement Benefit in the amount determined by converting the Cash Balance Account as defined below to an actuarially equivalent life annuity by applying reasonable actuarial factors.

(a)	As of January 1, 2015, an account will be established for each Participant active in the Plan as of that date (“Cash Balance Account”).

(b)	Pay Credits

(i)
In General. For each calendar month during a Plan Year, a credit (“Pay Credit”) will be added to the Participant’s Cash Balance Account in an amount equal to the Monthly Pay Credit Rate times the Earnings paid to the Participant during the month. The Monthly Pay Credit Rate is determined as follows:

Participant’s Age in Full Completed Years on Last Day of Plan Year	Monthly Pay Credit Rate
less than 30	3%
30-34	4%
35-39	5%
40-44	6%
45-49	7%
50 and older	8%

(ii)
Disability, Leave, or Layoff. For each calendar month during which a Cash Balance Participant has no Earnings but continues to earn Credited Service during disability, leave, or layoff, a Pay Credit will be added to his or her Cash Balance Account in an amount equal to the Pay Credit Rate times his or her Base Earnings paid in the calendar month immediately preceding the commencement of his or her disability, leave, or layoff (but only if the Participant was earning Credited Service immediately before he or she became disabled, commenced the specified leave, or was laid off). Notwithstanding the foregoing, a Participant who is laid off shall not receive Pay Credits after his or her layoff even if he or she continues to earn Credited Service.

(iii)
Timing. For purposes of Subsection (a) above, the Pay Credit for a calendar month will be added to the Participant’s Cash Balance Account as of the last day of the calendar month. For purposes of Subsection (b), above, the Pay Credit for a calendar month will be deemed added to the Participant’s Cash Balance Account as of the last day of the calendar month to which the Pay Credit relates.

(c)	Interest Credits

For each calendar month after January 1, 2015, an Interest Credit will be added to a Participant’s Cash Balance Account in an amount equal to his or her Cash Balance Account as of the last day of the immediately preceding calendar month times the Monthly Interest Rate for the calendar month. Interest credits of less than zero shall in no event result in a Participant’s Cash Balance Account being less than the aggregate amount of contributions credited to the Participant’s Cash Balance Account. The Interest Credit for a calendar month will be added to the Cash Balance Participant’s Cash Balance Account as of the last day of the calendar month. Interest Credits will continue to be added to a Cash Balance Participant’s Cash Balance Account up until but not after the last day of the calendar month preceding his or her Annuity Commencement Date. If a Cash Balance Participant dies before the Annuity Commencement Date, Interest Credits will continue to be added to the Cash Balance Account up until but not after the last day of the calendar month preceding his or her Beneficiary’s Annuity Commencement Date. The minimum Interest Crediting Rate is a rate that yields 3.8% when compounded monthly throughout the Plan Year.

(d)	Determination of Cash Balance Account

The amount of a Participant’s Cash Balance Account on any date will equal the sum of the Pay Credits and the Interest Credits that have been added to his or her Cash Balance Account through that date. A Cash Balance Participant’s Cash Balance Account will be reduced to zero immediately after his or her Annuity Commencement Date (or, if the Participant dies before his or her Annuity Commencement Date, immediately after the Participant’s Beneficiary’s Annuity Commencement Date).

3.
Offset

In order to preclude duplication of benefits, from the sum of the monthly benefit determined in accordance with Sections 1 and 2 shall be deducted the actuarially equivalent monthly benefit as of Normal Retirement Age from any Government or Corporation pension, retirement or termination allowance payable to the extent that the Employer or Corporation contributed or could have contributed to such a pension or allowance. The amount of any such deduction shall be as determined by the Administrator.

4.	Early Retirement Benefit

(a)
The monthly amount of Early Retirement Benefit payable to an active Participant retiring on his Early Retirement Date shall be equal to the Normal Retirement Benefit, calculated in accordance with this Article V, based on Credited Service to Early Retirement Date or December 31, 2014 if earlier, and the Cash Balance Account as of the date of benefit commencement, reduced by 0.2% for each month that the Early Retirement Date precedes the first of the month coincident with or next following the Participant’s 62nd birthday.

(b)
The monthly amount of Early Retirement Benefit payable to a prior active Participant who terminated employment after attaining age 55 and 10 years of Continuous Service and who later elects retirement on his Early Retirement Date shall be equal to the Normal Retirement Benefit, calculated in accordance with this Article V, based on the sum of the Credited Service to date of termination or December 31, 2014 if earlier and the Cash Balance Account as of the date of benefit commencement, reduced by 0.2% for each month that the Early Retirement Date precedes the first of the month coincident with or next following the Participant’s 62nd birthday.

5.
Deferred Retirement Benefit

The monthly amount of Deferred Retirement Benefit payable to a Participant retiring on his Deferred Retirement Date shall be equal to the Participant’s Normal Retirement Benefit, calculated in accordance with this Article V, based on the Participant’s Credited Service and Final Average Earnings as of his Deferred Retirement Date, or December 31, 2014 if earlier, and his Cash Balance Account as of the benefit commencement date.

6.
Suspension of Retirement Benefits

If a Retired Participant is reemployed by the Employer, his Retirement Benefit payments shall cease with the last payment due prior to his reemployment. Retirement Benefit payments shall again become payable on the first day of the month following subsequent termination of employment.  Reinstatement of Retirement Benefits following subsequent termination shall not constitute readmission to the Plan as prohibited under Section 6 of Article II.

7.
Death Benefits Prior to Retirement

If a Participant should die while employed by the Employer after attaining age fifty-five (55) and completing ten (10) or more years of  Continuous  Service, but prior to his Normal Retirement Date, and if such Participant is married on the date of his death, his Spouse (or his non-spouse beneficiary if elected) shall be entitled to a Death Benefit in the form of a monthly income, payable for the life of the Spouse or non-spouse beneficiary, beginning on the first day of the month coincident with or immediately following the death of the Participant, computed in accordance with Section 5 of Article V and with the provisions of Section 2 of Article VI at a percentage equal to 100 percent. The payments will be in an amount equal to 100% of the reduced amount the Participant would have received had he retired on the day of his death with the 100% Contingent Annuitant Option in effect.

If a Participant should die after completing  five (5) years of Continuous Service but before attaining age 55, and if such participant is married on the date of his death, his Spouse shall be entitled to a Death Benefit in the form of a monthly income, payable for the life of the Spouse, beginning on the first day of the month coincident with or immediately following the date the Participant would have reached age 55, computed in accordance with Section 5 of Article V and with the provisions of Section 2 of Article VI in an amount equal to the 50% Contingent Annuitant Option.

If a Participant who is retirement eligible should die following his date of termination, but prior to commencing his benefit, his Beneficiary shall be entitled to a Death Benefit in the form of a monthly income, payable for the Beneficiary’s life, computed in accordance with Section 5 of Article V and with the provisions of Section 2 of Article VI in an amount equal to the 100% Contingent Annuitant Option and assuming he had retired on the day of his death.

8.	Forfeitures No part of any forfeitures resulting from the application of any provision of this Plan shall be applied to increase the benefits any Participant would otherwise receive under this plan.

ARTICLE VI - FORM AND PAYMENT OF BENEFITS

1.	Normal Form of Retirement Benefit

The Normal Form of Retirement Benefit payments hereunder shall be the Life Annuity. This form of benefit shall provide for the payment of Retirement Benefits to the Retired Participant during his lifetime. Retirement Benefits shall commence on the first day of the month coincident with or next following the date the Participant actually retires and shall cease upon his death. No Retirement Benefits will be payable under this form if the Participant dies before his first Retirement Benefit payment becomes due.  If the Participant is married, a spousal waiver is required to elect this payment form.

2.	Contingent Annuitant Option

(a)
In lieu of the Normal Form of Retirement Benefit described in Section 1 above, a Participant may elect a Contingent Annuitant Option which provides for an actuarially adjusted benefit payable to the Retired Participant during his lifetime and for the continuance of such Retirement Benefit payments in either the same or a percentage of such reduced amount to a Contingent Annuitant, if living, after the Retired Participant’s death.  If the Participant is married, a spousal waiver is required to elect this payment form.

(b)
The monthly payment to the Contingent Annuitant shall commence on the first day of the month following the month in which the Retired Participant dies, if the Contingent Annuitant is then living, and shall continue monthly with the last payment due for the month in which the Contingent Annuitant’s death occurs.

(c)
If a Contingent Annuitant dies before the Participant’s Early or Normal Retirement Date, the Normal Form of Retirement Benefit Payments will automatically become payable as if a Contingent Annuitant Option had not been elected. If a Contingent Annuitant predeceases the Retired Participant after retirement, the Retirement Benefit payments will cease upon the Retired Participant’s death.

(d)
If a Participant who has elected this option should die after his Normal Retirement Date and prior to his Deferred Retirement Date, the Contingent Annuitant, if living, shall become a Survivor Annuitant and shall be entitled to benefits, payable for such Survivor Annuitant’s further lifetime, in a monthly amount equal to the amount which would have been payable to the Contingent Annuitant had the Participant retired on the date of his death with the 100% Contingent Annuitant Option operative.

3.	Life Annuity with Guaranteed Number of Monthly Payments Option

(a)
In lieu of the Normal Form of Retirement Benefit in Section 1 above, a Participant may elect a Life Annuity with 60 or alternatively 120 monthly payments guaranteed. This form would provide for an actuarially adjusted Retirement Benefit payable to the Participant during his lifetime with the guarantee that not less than a total of 60 or alternatively 120 monthly Retirement Benefit payments will be made to the Retired Participant and his named Beneficiary.

(b)
If this form is elected and the Retired Participant dies prior to the receipt of the specified number of monthly payments, the balance of the guaranteed number of monthly payments will be paid to the Retired Participant’s named Beneficiary until a total of 60 or 120 monthly payments (as elected) has been made to the retired Participant and his named Beneficiary. The first such payment to the Beneficiary shall be due and payable as of the first day of the month following the Retired Participant’s death.

(c)
In the event there is no named Beneficiary living at the death of the Retired Participant, the balance of the 60 or 120 guaranteed monthly payments (as elected), which would otherwise have become payable to the Retired Participant’s Beneficiary, shall be commuted to a single sum and shall be paid to the Executors or Administrators of the Retired Participant’s estate.

(d)
If the Beneficiary of a deceased Retired Participant should die prior to receiving the balance of the 60 or 120 guaranteed monthly payments (as elected), the balance of the specified number of guaranteed monthly payments which would otherwise have become payable to the Retired Participant’s Beneficiary shall be commuted to a single sum and shall be paid to the Beneficiary’s executors or administrators of the Beneficiary.

(e)
No monthly benefit will be payable under this form to a Beneficiary if the Participant dies before his Early or Normal Retirement Date. If a Participant, however, who has elected this form should die after his Normal Retirement Date and prior to his Deferred Retirement Date, his Beneficiary shall become a Beneficiary Annuitant and shall be entitled to benefits payable for 60 or 120 months (as elected) in an amount equal to the amount which would have been payable to the Participant had the Participant retired on the date of his death with this form effective.

4.	Any one option may be elected by the Participant by written notice to the Administrator at least 30 days prior to his actual Retirement Date.

5.
Once a choice as to a form of Retirement Benefit or a Retirement Date is made and accepted by the Administrator, it cannot be rescinded by the Participant without the written consent of the Administrator conditioned upon satisfactory evidence of the good health of the Participant and any person entitled to receive payments upon the death of the Participant. In no event may a Participant change the form of Retirement Benefit once payments have commenced.

6.
Anything in this Plan to the contrary notwithstanding, the Participant shall not have the right prior to his retirement irrevocably to elect to have all or a part of his interest in this Plan, which would otherwise become available to him during his lifetime, paid only to his Beneficiary after his death.

7.
If a Retired Participant is reemployed by the Employer, his Retirement Benefit payments shall cease with the last payment due prior to his reemployment. Retirement Benefit payments shall again become payable on the first day of the month following subsequent termination of employment.

ARTICLE VII - TERMINATION OF EMPLOYMENT

1.
A Participant who terminates his employment with the Employer on or after his Normal Retirement Age as set forth in Article IV, shall have a non-forfeitable right to his Normal Retirement Benefit determined as of the date of his termination of employment.

2.
A Participant who terminates his employment prior to the termination of this Plan with less than 5 years of Continuous Service with the Employer (including Continuous Service under the UTC TCN Plan) shall forfeit all rights to benefits under this Plan. A Participant who has completed 5 or more years of Continuous Service and who terminates his employment with the Employer prior to his Normal Retirement Date shall retain a non-forfeitable right to a Retirement Benefit determined as of his date of termination of employment. The Participant’s non-forfeitable Retirement Benefit shall be payable at either the Participant’s Normal Retirement Date in an amount as determined in accordance with Article V, and in a form as determined in accordance with Article VI or, with the consent of the Administrator, his Early Retirement Date in an amount which is actuarially reduced by 5/12% for each month that his Early Retirement Date precedes his Normal Retirement Date for early commencement and in a form as determined in accordance with Article VI.

3.
Should a Participant’s termination of employment with the Employer be caused by the Participant’s death or should the Participant die subsequent to his date of termination and prior to his Early or Normal Retirement Date he shall not retain any non-forfeitable rights hereunder, except as provided in Article V, Section 5.

ARTICLE VIII - FUNDING

1.
For the purpose of funding for the Retirement Benefits provided herein, the Corporation will enter into and may, at the Corporation’s discretion, make periodic payments under a Group Annuity Contract with the Insurer. Any amounts paid under said Contract may, at the direction of the Corporation, be held in a separate account maintained in conjunction therewith by the Insurer. The Corporation expressly reserves the right to change funding agencies or vehicles at any time at its own election and without the consent of any person or organization.

2.
No part of the funds held under this Plan shall be used for or diverted to purposes other than for the exclusive benefit of Participants, their spouses or their Beneficiaries covered under this Plan prior to the satisfaction of all liabilities hereunder with respect to them, provided that any funds under this Plan may be used to pay reasonable Plan administration expenses.

3.
No person shall have any interest in or right to any of the funds contributed to or held under this Plan except as expressly provided in this Plan and the Group Annuity Contract and then only to the extent that such funds have been contributed by the Employer to the Insurer.

4.	No contribution shall be required by any Participant

The Employer shall pay the full cost of providing the benefits under this Plan and shall pay any and all other costs required for the operation of this Plan.

ARTICLE IX - ADMINISTRATION

1.	This Plan shall be administered by the Administrator in accordance with this Plan and the Group Annuity Contract.

2.
The Administrator shall determine the benefits payable under this plan, shall have the right to make such rules as may be necessary for the administration of this Plan and may require Participants to apply in writing to the Administrator for benefits hereunder and to furnish satisfactory evidence of their date of birth and marital status and such other information as may from time to time be deemed necessary.

ARTICLE X - DISCONTINUANCE OF EMPLOYER CONTRIBUTIONS - PLAN AMENDMENTS

1.
The Employer intends to continue its sponsorship of this Plan indefinitely; but continuance of such sponsorship and such contributions is not assumed as a contractual obligation, or other obligation, of the Employer and the right is reserved by the Employer to cease its sponsorship of this Plan or to reduce, suspend, or discontinue its contributions hereunder at any time.

2.	The Employer shall have the right to amend this Plan at any time and to any extent that it may deem advisable. No such amendment, however, shall:

(a)	vest in the Employer any interest in or control over the funds accumulated in accordance with this Plan or the Retirement Benefits provided hereunder, or,

(b)
deprive any Participant who has retired under this Plan prior to the date of amendment, of any Retirement Benefit under this Plan or change the provisions thereof, provided, however, that any change or modification for the purpose of conforming this Plan to the requirements of any rule or regulation of any Government may be effective at any time with retroactive effect.

ARTICLE XI - PLAN DISCONTINUANCE PROCEDURES

1.
This Plan shall be discontinued upon written notice by the Employer to the Participants covered hereunder and upon written notice to the Insurer of discontinuance of this Plan. A complete discontinuance of contributions by the Employer shall be deemed a discontinuance of this Plan.

2.
In the event this Plan shall be discontinued, no further Employer Contributions shall be made to the Insurer. At the date of discontinuance of the Plan, the Employer funds available for the purchase of Retirement Benefits for Participants and former Participants retaining a vested interest under this Plan remaining in the hands of the Insurer shall become vested in said Participants covered under this Plan in the manner hereinafter indicated.

(a)
Any funds which shall be available for distribution upon discontinuance of this Plan shall be applied to purchase Retirement Benefits, at the date of such discontinuance, for Participants eligible on that date for Normal Retirement hereunder in amounts to which said Participants shall be entitled under this Plan to the extent that sufficient funds therefor shall be available.

(b)
Any funds which shall be available for distribution after the purchase of the Retirement Benefits described in (a) above shall be applied to purchase Retirement Benefits, at the date of such discontinuance, for Participants eligible on that date for Early Retirement hereunder in amounts to which said Participants shall be entitled under this Plan to the extent that sufficient funds therefor shall be available.

(c)
Any funds which shall be available for distribution after the purchase of the Retirement Benefits described in (a) and (b) above shall be applied to purchase Retirement Benefits, at the date of such discontinuance, for Participants and former Participants not included in (a) and (b) above but who retain a vested interest in this Plan in amounts to which said Participants shall be entitled under this Plan to the extent that sufficient funds therefor shall be available.

(d)
Any funds available for distribution after the purchase of the Retirement Benefits described in (a), (b) and (c) above shall be applied to purchase Retirement Benefits, at the date of such discontinuance for all other Participants in amounts to which said Participants shall be entitled under this Plan to the extent that sufficient funds therefor shall be available.

3.
Said available funds shall be used to completely purchase the Retirement Benefits in any one class, as described above, before being used for subsequent classes. In the event the funds available for a class are insufficient to completely purchase the Retirement Benefits for such class, they shall be applied pro rata within the class to purchase such benefits to the extent that such funds are sufficient.

4.
Any funds paid by the Employer to the Insurer available for distribution after the purchase in full of all the Retirement Benefits described in Section 2 above shall be deemed to have become available as a result of actuarial error and shall be paid in cash to the Employer.

ARTICLE XII - MISCELLANEOUS

1.
Inclusion in this Plan shall not be construed as giving the Participant any right to be retained in the service of the Employer without the Employer’s consent, nor shall it interfere with the right of the Employer to discharge the Participant, nor shall it give the Participant any right, claim or interest in any Retirement Benefits herein described, except upon fulfillment of the provisions and requirements of this Plan.

2.
Retirement Benefit payments shall be paid to a Retired Participant or the person designated by him to receive payments upon his death, if applicable, in a lump sum where the present value of such monthly benefit does not exceed $5,000. Such lump sum payment is to be the actuarial equivalent of such monthly Retirement Benefit.

3.	Assignments

No person entitled to benefits under this Plan shall have the right to assign, commute or encumber the benefits herein provided. To the maximum extent permitted by law, the benefits or payments herein provided shall not in any way be liable to attachment, garnishment or other process, or to be seized, taken, appropriated or applied by any legal or equitable process, to pay any debt or liability of such person.

4.	Pronouns

Wherever used herein a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise, and wherever used herein a pronoun in the singular form shall be considered as being in the plural form unless the context clearly indicates otherwise.

5.	No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any permissible amendment or termination of the Plan.

6.	Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail to Otis Worldwide Corporation, One Carrier Place, Farmington, Connecticut 06032, Attn: Otis Employee Benefit Plan Committee.  Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

7.	Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.	Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation, and its successors and assigns. The term successors shall include any corporate or other business entity that by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation and successors of any such Corporation or other entity.

9.	Representations

The Corporation does not represent or guarantee that any particular income, payroll, personal property or other tax consequence will result from participation in this Plan.  A Participant should consult with professional tax advisors to determine the tax consequences of his participation in the Plan.

10.	Applicable Law

The Plan shall be construed in accordance with applicable United States law and, to the extent otherwise applicable, the laws of the State of Delaware.

11.	Claims Procedures

The Administrator shall afford a reasonable opportunity to any person whose claim for benefits has been denied for a full and fair review of the decision denying the claim.

12.	Section 409A of the US Internal Revenue Code

The Corporation believes that this Plan is exempt from the United States’ Internal Revenue Code of 1986, as amended (“Code”), including, but not limited to, Section 409A of that Code.  To the extent that the Corporation is mistaken and this Plan is found to be subject to the requirements of the Code and particularly Section 409A of the Code, this Plan shall be intended to be in good faith compliance with the requirements of Section 409A and its proposed regulations, and any additional guidance issued under Section 409A.  To the extent that any provision of this Plan violates Section 409A, such provision shall be deemed inoperative and the remaining provisions of the Plan shall continue to be fully effective.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:

Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032
Attn: Otis Employee Benefit Plan Committee

Telephone: 860-676-6000